     As filed with the Securities and Exchange Commission on June 19, 1996
                                                  Registration No. 333-_________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ____________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ____________
                              SCHULLER CORPORATION
             (Exact name of Registrant as specified in its charter)

                       DELAWARE                   84-0856796
              (State or other jurisdiction      (I.R.S. Employer
             of incorporation or organization)  Identification No.)

                                717 17TH STREET
                            DENVER, COLORADO  80202
                                 (303) 978-2000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                  ___________
                              SCHULLER CORPORATION
                           DEFERRED COMPENSATION PLAN
                            (Full title of the plan)
                                  ___________

                           RICHARD B. VON WALD, ESQ.
                              SCHULLER CORPORATION
                                717 17TH STREET
                            DENVER, COLORADO  80202
                              TEL: (303) 978-2000
                              FAX: (303) 978-4842
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ___________

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                  Proposed Maximum      Proposed Maximum
  Title of Securities       Amount to be           Offering Price       Aggregate Offering      Amount of
  to be Registered(1)       Registered(2)            Per Share             Price(2)           Registration Fee
- ----------------------------------------------------------------------------------------------------------------
Deferred Compensation Plan
Obligations of Schuller
Corporation                     $10,023,000               100%               $10,023,000           $776.96
- ----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    (3)                        (3)               (3)                   (3)
================================================================================================================

(1)  The Deferred Compensation Obligations are unsecured obligations of
     Schuller Corporation to pay deferred compensation in the future in accordance with the terms of the Schuller Corporation Deferred
     Compensation Plan.
(2)  Estimate of original amount deferred by participants.
(3) Shares of Common Stock to be issued pursuant to this Plan will come from the Schuller Corporation 1996 Executive Incentive Compensation Plan or the Schuller Corporation 1996 Stock Award Plan for which separate registration statements on Form S-8 have been filed.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


     This Registration Statement relates to the registration of obligations of Schuller Corporation (the "Registrant") under the Schuller Corporation Deferred Compensation Plan (the "Plan"). The documents containing the information required by Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In reliance on Rule 428, such documents (i) are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 and (ii) along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus (the "Prospectus") that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Registrant with the Commission are hereby incorporated by reference into this Registration Statement.

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 11, 1996, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 15, 1996, pursuant to Section 13(a) of the Exchange Act.

     (c) All other reports, if any, filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

     (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A/A Amendment No. 2, filed with the Commission on June 19, 1996, pursuant to Section 12 of the Exchange Act, and any amendment or reports, filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the Prospectus, this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus or this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     The Common Stock of the Company is registered under Section 12 of the Exchange Act, accordingly, no description of the Common Stock is included herein.

     Under the Plan, the Registrant will provide eligible employees the opportunity to defer a specified percentage of their compensation or awards. The obligations of the Registrant under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a holding company, the right of the Registrant, hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. The Registrant may authorize the creation of trusts or make other arrangements to meet the Registrant's obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

     The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by each participant. Each Obligation will be payable on a date selected by each participant in accordance with the terms of the Plan. Earlier payments will also be made in the event of termination of employment for reasons other then retirement or disability, a change in control of the Company or possibly for financial emergencies of the participant. The Obligations will be indexed to one or more hypothetical investment categories, including Registrant's Common Stock. Each participant will select the investment category or categories to which his or her Obligation will be indexed. In the event the Committee establishes one or more trusts to hold amounts of cash, Common Stock or other property, the amounts of hypothetical income and appreciation and depreciation in the value of the deferral amount to which such trust pertains shall be equal to the actual income on, and appreciation and depreciation of, the assets in such trust. Each participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected hypothetical investment vehicles, including any appreciation or depreciation. The Obligations will be payable in cash or, in the discretion of the Committee, other assets.

     The Administrator may change or discontinue any hypothetical investment categories available under the Plan, in its sole discretion, and may disregard the directions of any participant with respect to the hypothetical investment of his or her deferral account. The Committee or Administrator may, in its discretion, restrict all allocations into or reallocations by specified participants into or out of specified hypothetical investment vehicles or specify minimum amounts that may be allocated or reallocated by certain participants.

     Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a participant or his or her beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any participant or his or her beneficiary.

     The total amounts of Obligations under the Plan and Common Stock offered under the Plan are not determinable because the amounts will vary depending upon the level of participation by eligible persons and the investment categories selected by participants. Likewise, the duration of the Plan is indefinite because Obligations are to be paid on dates selected by participants unless certain events occur.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of each participant to the balance of his or her deferred account as of the date of such amendment or termination.

        The Obligations are not convertible into another security of Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

        The validity of the Obligations and Common Stock issuable under the Plan has been passed upon for Registrant by Dion Persson, Esq., Associate General Counsel of Registrant. At June 18, 1996, Mr. Persson owned 1,510 shares of Common Stock and had options and deferred stock granted under Registrant's employee stock plans relating to 88,810 shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Amended and Restated Bylaws of the Registrant require the Registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Registrant's employment agreements with management employees require the Registrant to indemnify such employees to the fullest extent permitted by Delaware law. The Registrant also has obtained insurance policies which provide coverage for the Registrant's directors and officers in certain situations where the Registrant cannot directly indemnify such directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. LIST OF EXHIBITS.

        See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by this reference.

ITEM 9. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that provisions (1)(i) and (1)(ii) of this undertaking are inapplicable if the information required to be included in a post-effective amendment by such provisions are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on June 19, 1996.


                                   SCHULLER CORPORATION



                                   By: /s/ W. Thomas Stephens
                                      ----------------------------------
                                           W. Thomas Stephens
                                           Chief Executive Officer and President


     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signatures                         Title                          Date
     ----------                         -----                          ----


 /s/ W. Thomas Stephens      Chief Executive Officer, President    June 19, 1996
- -----------------------      and a Director
     W. Thomas Stephens      (Principal Executive Officer)



          *                  Senior Vice President and             June 19, 1996
- -----------------------      Chief Financial Officer
   Kenneth L. Jensen         (Chief Financial Officer)



          *                  Controller                            June 19, 1996
- -----------------------
   John M. Rosebery


          *                  Director                              June 19, 1996
- -----------------------
     Leo Benatar


          *                  Director                              June 19, 1996
- -----------------------
   Robert A. Falise


        Signatures                     Title                      Date
        ----------                     -----                      ----

          *                           Director                June 19, 1996
- ----------------------------
Todd Goodwin


          *                           Director                June 19, 1996
- ----------------------------
Michael N. Hammes


          *                           Director                June 19, 1996
- ----------------------------
John Nils Hanson


          *                           Director                June 19, 1996
- ----------------------------
Kathryn Rudie Harrigan


          *                           Director                June 19, 1996
- ----------------------------
Louis Klein, Jr.


          *                           Director                June 19, 1996
- ----------------------------
Frank J. Macchiarola


          *                           Director                June 19, 1996
- ----------------------------
Christian E. Markey, Jr.


                                      Director
- ----------------------------
William E. Mayer



*By: /s/ Richard B. Von Wald
    ------------------------
        Richard B. Von Wald
        Attorney-in-Fact

                              SCHULLER CORPORATION

                                 EXHIBIT INDEX
                                       TO
                        FORM S-8 REGISTRATION STATEMENT




Exhibit                            Incorporated Herein     Filed     Sequential
No.          Description            by Reference To       Herewith    Page No.
- --------------------------------------------------------------------------------
  4.1   Amended and Restated        Filed as an exhibit
        Certificate of              to the Registrant's
        Incorporation of Schuller   Form 10-K for the
        Corporation                 year ended December
                                    31, 1995

  4.2   Amended and Restated        Filed as an exhibit
        By-Laws of Schuller         to Registrant's
        Corporation                 Form 10-Q for the
                                    quarter ended March
                                    31, 1995

  4.3   Schuller Corporation                                 X
        Deferred Compensation Plan

  5.1   Opinion of Dion Persson                              X
        regarding the obligations
        registered pursuant to this
        Registration Statement

  15    Letter of Coopers & Lybrand L.L.P.                   X
        regarding Registrant's
        unaudited interim financial
        statements

 23.1   Consent of Coopers & Lybrand L.L.P.                  X

 23.2   Consent of Dion Persson
        (included in exhibit 5.1)

 24.1   Powers of Attorney                                   X